AGREEMENT TO TOLL CONVERT ALUMINA INTO ALUMINUM
                               (TOLLING CONTRACT)

                   CONFIDENTIAL INFORMATION OMITTED AND FILED
             SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
                PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
                      ASTERISKS (*) DENOTE SUCH OMISSIONS

          The parties to this agreement to toll convert alumina into aluminum are:

          1. HYDRO ALUMINUM LOUISVILLE, INC., a Delaware corporation ("Hydro") and

          2. GOLDENDALE ALUMINUM COMPANY, a Delaware corporation, formerly known as Columbia Aluminum Corporation (the "Company").

     This is an Agreement by Hydro to supply alumina for toll conversion by the Company into standard aluminum ingot and related products as specified by Hydro at the Company's aluminum smelter near Goldendale, Washington, U.S.A. The Company agrees to convert the alumina so provided. Hydro agrees to pay for the conversion. This Agreement is subject to and conditioned upon the execution by Hydro Aluminium a.s., a Norwegian corporation ("HAN"), and the Company of the Third Amendment to the Agreement to Toll Convert Alumina into Aluminum, dated as of July 12, 1987, as amended, between HAN and the Company.

     The parties agree as follows:

     1. Term. The term of this Tolling Contract is ten years from 1 January 1997 through 31 December 2006.

     2. Alumina Delivery. Throughout the contract term, Hydro will deliver alumina to the Company's unloading facility in Portland, Oregon for consignment to the Company under appropriate bills of lading or other documents of title. Delivery will be in accord with the shipping requirements specified in Exhibit
A. The costs of unloading and storage, at the facility in Portland, and transfer to Goldendale will be borne by the Company and are included in the tolling fee. At all times, Hydro will maintain for the Company's use at Goldendale or its related storage facility, at a minimum, sufficient alumina inventory to support 30 days' scheduled production. The Company shall not use or process any alumina provided by Hydro hereunder for any purpose other than the conversion thereof into aluminum for Hydro in accordance with the terms of this Tolling Contract.

     3. Metal Production. Throughout the contract term, the company will operate its potlines and the casting facility at the smelter exclusively to convert Hydro's alumina into standard aluminum products as specified by Hydro. Subject to the Company's product meeting the quality requirements of paragraph 11, Hydro will pay to the Company, a tolling fee for all aluminum metal manufactured using the entire production capability of the production facilities, which the Company shall dedicate solely to the tolling of Hydro's alumina in the quantity of at least 157,000 metric tons of aluminum metal annually. Subject to this annual requirement, the quantity of aluminum metal produced by the Company in any rolling three-month period from tolling Hydro's alumina hereunder may be not less than 37,288 metric tons and not more than 41,213 metric tons. If Hydro fails to deliver alumina sufficient for the Company to produce 157,000 metric tons of aluminum annually at a rate of 1.94 tons of alumina per ton of aluminum, and if such failure results in a production loss for the Company, Hydro will pay a tolling fee measured by the resulting lost production.

     4. Tolling Fee. The tolling fee to be paid by Hydro to the Company will be a fraction of the London Metal Exchange ("LME") price for contracts for High Grade aluminum (99.7 or P1020), as follows:


                 LME INDEX                         TOLLING FEE % OF
                    $/TON                          LME CONTRACT P1020
                 ---------                         ------------------

                  Below 1,450                            ***

                  1,450-1,700                            ***

                  Above 1,700                            ***


Effective from 1 January 1997 through 31 December 1997, the tolling fee shall be not less than $*** per metric ton.

     The LME price used for measurement purposes will be the LME cash settlement price as published in Metals Week, averaged for the three-month period immediately preceding the month of production. The tolling fee is applicable to all production of aluminum metal hereunder, as adjusted for the production of casthouse products as set forth in Section 5 or for the production of off-grade aluminum as set forth in Section 11.

     If during any three-month period, the weekly LME cash price on average is more than $20 per metric ton above the average LME three-month contract price (which condition is called "excess backwardation"), then the LME price for measuring purposes computed for such period (and for any continuing period until such excess backwardation ends) shall be the lower of the LME cash or three-month contract price. Thereafter, the measuring price shall again be the LME cash price.

     The tolling fee covers all costs of handling, storing and loading the aluminum metal produced hereunder until loaded on board railcar or truck at Goldendale. Hydro will have the right to store a maximum of 90 days inventory at Goldendale without additional charge and the Company shall issue to Hydro a warehouse receipt evidencing the finished goods stored. Hydro shall be entitled, at any time, to direct the Company to release some or all of such stored aluminum for sale. As may be directed by Hydro, and in accordance with appropriate bills of lading or other documents of title, the Company will load Hydro's converted aluminum, for shipment to such location as Hydro directs. On average, at least 90% of the annual production will be delivered by the Company as P1020, subject to the production of casthouse products as set forth in Section 5 or the production of off-grade aluminum as set forth in Section 11.

     5. Casthouse Production; Profit Sharing. It is understood that Hydro will require that substantial quantities of the aluminum be delivered in such forms (such as extrusion billet, foundry tee or sheet ingot) or with such alloy contents as shall cause the Company to incur operating production costs above those required to produce standard P1020 ingots (collectively "casthouse products"). All products of casthouse production delivered to Hydro shall be made from aluminum metal tolled for Hydro under this Tolling Contract or from additional aluminum metal provided by Hydro pursuant to the last paragraph of this Section 5. The Company will charge and Hydro will pay an additional casting charge for each casthouse product as follows:

     (a) For standard 6063 billet, the additional casting charge shall be *** cents per pound;

     (b) For standard unalloyed 1070 sheet ingot, the additional casting charge shall be *** cents per pound;

     (c) For other alloys or other forms, such additional charges shall be established by mutual agreement between Hydro and the Company as are appropriate to reflect the additional costs of producing such forms and alloys, in a manner consistent with the establishment of the additional charges set forth in paragraphs (a) and (b).

     The parties agree to meet f rom time to time, at the request of either party, to determine if changes in the casting charges are appropriate, taking into account the long-term, material changes, if any, in the Company's costs arising as a result of causes beyond the Company's reasonable control.

     In addition, for each alloy or form, Hydro agrees to pay the Company an amount (the "Profit Share") equal to ***% of the excess of the premium received by Hydro for such alloy or form under the terms of its contracts with its customers over the additional charges for such alloy or form payable by Hydro to the Company under the terms of this Tolling Contract. Such Profit Share shall be calculated on the basis of the relevant economic factors existing at the time Hydro enters into contracts with its customers. The calculation of Profit Share in each particular case shall be done in a manner consistent with the examples set forth in Exhibit B.

     In the event that Hydro and the Company mutually agree to a profit sharing arrangement with respect to a specific customer contract of Hydro different from that specified herein, then Hydro and the Company shall enter into a written memorandum evidencing such other arrangement.

     Hydro agrees to place orders for at least 70,000 metric tons of casthouse products each year. Hydro will place orders for casthouse products in commercially reasonable lots that shall not exceed the reasonable capacity of the casthouse as determined by the mutual agreement of the parties from time to time.

     Hydro shall have the unilateral right to modify its production schedules within 45 days of production if the Company is physically able to accommodate the modifications taking into account its then existing commitments and labor force upon payment by Hydro of any extra costs incurred by the Company as a result of the modifications.

     The parties agree to pursue increasing casthouse production through the use of additional aluminum metal for the production of value-added products in the casthouse, on such terms and conditions as may be mutually agreed upon by the parties. Supplies of additional aluminum metal provided by Hydro for use in casthouse production shall be subject to such additional casthouse charges as may be mutually agreed upon by the parties, but not to the tolling fee for alumina hereunder.

     6. Production Schedules. By the 15th of each calendar month, the parties will agree upon a schedule establishing estimated production requirements in reasonable detail for the next 120 days. Hydro may unilaterally modify any such schedule at any time and from time to time with respect to production to occur more than 45 days from the date of modification. Modification affecting production within the next 45 days may be made upon mutual agreement or unilaterally by Hydro upon payment of any extra costs incurred by the Company as a result of the modification. All production and delivery schedules will incorporate commercially reasonable conditions, including minimum quantity requirements and schedule adjustments for tooling changes and orderly staffing changes. It is understood that the parties will work together (a) to optimize productivity, production output, and quality, and (b) to permit Hydro and the Company to capitalize on market opportunities. Exhibit C states Scheduling Criteria and Delivery Schedules.

     7. Alumina Source and Specification. The parties recognize that the smelting process and related environmental control is sensitive to the nature of alumina. By November 30 of each year the parties will seek to mutually agree upon an approximate schedule of alumina deliveries for the following year. Hydro will have the right to supply alumina so long as the alumina supplied by Hydro meets the specifications of Exhibit D. A set of core sources and a procedure for qualification of new sources will be mutually agreed upon. Hydro will use its best efforts to give the Company at least two months prior notice of any impeding change in the sources of its alumina, to the extent consistent with the alumina delivery schedule agreed upon for that year.

     8. Alumina Usage. The Company will manufacture aluminum as specified by Hydro, which meets United States industry standards, f rom alumina at the rate of 1.94 tons of alumina per ton of aluminum computed on an annual basis, provided that the alumina meets the specifications of paragraph 7. Except as the parties may otherwise expressly agree, the rate referred to in the preceding sentence shall not be affected for any reason, including any event of force majeure. In the event of a failure by the Company to meet this production requirement from alumina supplied by Hydro, the Company shall be obliged to procure additional alumina or aluminum metal sufficient to meet such production requirement, without additional cost to Hydro. Hydro will credit the Company with the market value of any alumina saved by the Company's achieving greater than the required production efficiency, computed on an annual basis, provided that the aluminum produced as a result of such increased efficiency shall be credited to Hydro's account. The parties shall mutually agree upon the procedures for implementing such credits. It is understood that the alumina usage rate is to be based on the production of molten aluminum in accordance with industry standards as mutually agreed upon by Hydro and the Company, and shall be subject to verification in accordance with the provisions of Section
10. Alumina sampling and weight control will be in accordance with Exhibit E. The Company will bear the risk of loss or damage for alumina and aluminum from the time alumina is accepted at the unloading dock until aluminum is certified as loaded for shipment at Hydro's instructions.

     9. Consumable Inventory. Hydro and the Company will discuss mutually agreeable arrangements for Hydro to offer magnesium, grain refiner and other raw materials to the Company at competitive prices.

     10. Invoices and Payment. The Company will invoice Hydro weekly before 5:00 p.m. Eastern time, on Mondays (or if Monday is a holiday, then on the next business day) by facsimile transmission with each invoice reflecting the tolling fee for finished production for a seven-day period, plus charges for finished casthouse production in accordance with Section 5 hereof (taking into account any additional aluminum metal provided by Hydro) and such other charges as may be appropriate. Finished production means product in shipping condition, whether or not immediately shipped for Hydro. Cast metal which is not sawed at the time of such invoicing shall be invoiced at its P1020 value, with the applicable additional charge subsequently invoiced when such metal is sawed.

     Invoices will be paid by Hydro and received by the Company's bank within 25 days of facsimile transmission generally on a Thursday (or if Thursday is a state or national holiday, then on the immediately preceding business day). At the time of the payment of each invoice, Hydro shall also pay an amount equal to Hydro's good faith estimate of the Profit Share corresponding to such invoice in accordance with Section 5. Payments will be made in U.S. dollars by wire transfer to the Company's bank in immediately available Federal funds.

     The Company shall use its best efforts to provide Hydro with a report, in reasonable detail as specified by Hydro, by 5:00 p.m. Eastern time on the first business day of each
                                       5
month, of the inventory, production and shipment tonnages for the immediately preceding month.

     Within 30 days following the end of each calendar quarter, Hydro shall determine the aggregate Profit Share corresponding to all invoices submitted by the Company during such quarter. If such aggregate Profit Share is greater than the aggregate estimated payments of Profit Share made by Hydro on such invoices, Hydro shall promptly remit the difference to the Company. If such aggregate Profit Share is less than the aggregate estimated payments of Profit Share made by Hydro on such invoices, then the Company shall credit such difference to Hydro's account on future payments to be made by Hydro to the Company hereunder. The parties agree to meet from time to time, at the request of either party, to review the Profit Share calculations, with each party to provide such work papers and other documentation as are reasonably necessary to conduct such a review.

     For a period of not more than one year after the end of each quarter, Hydro shall permit its books and records to be inspected upon reasonable notice and during normal business hours by an independent accounting firm of national standing of the Company's choice and at the Company's expense. The scope of such inspection shall be limited to determining the Profit Share due to Hydro under
Section 5 for such quarter, and such accounting firm shall execute, prior to such inspection, an agreement with Hydro not to disclose the results of such inspection to any person or entity other than the Company and not to disclose to any person or entity, including the Company, the terms or provisions of any contract between Hydro and a customer of Hydro if that customer is also a competitor of the Company with respect to a particular product.

     Hydro shall have the right, at reasonable times and on reasonable notice, to conduct an audit, using its own personnel and/or an accounting firm of national standing of Hydro's choice and at Hydro's expense, of the Company's books of account, production records and physical inventory in order to verify the alumina usage rate, the invoices and reports submitted by the Company, and such other matters as Hydro may reasonably need to verify in connection with the Company's performance of its obligations hereunder.

     11. Product Quality. The Company will manufacture all aluminum metal and casthouse products to the specifications established in writing by Hydro, provided that if the Company does not believe that it can meet such specifications, it shall so notify Hydro within 10 days after its receipt of such specifications. The Company will provide both metallurgical and physical inspection of all products prior to release for shipment. In case of defective production, Hydro and the Company will have the rights provided in paragraph 12. Hydro will have no obligation to take a product or pay a tolling fee for any product which fails to meet specification. Hydro may take out-of-specification product pursuant to Section 3, in which event the tolling fee for such out-of-specification product shall be reduced, on a per pound basis, as follows:

         Below 99.7 grade aluminum to and
         including Alcoa P1535                           *** cent

         Below Alcoa P1535 to and
         including Alcoa 2060                            *** cents

         Below Alcoa 2060 to and
         including Alcoa 2590                            *** cents

         Below Alcoa 2590 to and
         including MTO                                   *** cents

         Below MTO to and including MT1                  *** cents

         Below MT1 to and including MT2                  *** cents

         Below MT2                                       *** cents

Otherwise the Company shall purchase the related alumina from Hydro at Hydro's documented cost and disposition of such product is at the Company's risk.

     12. Production Default Provisions. it is understood that each party will have made substantial commitments in expectation that deliveries of alumina and production will take place in accordance with the terms of this Tolling Contract. The following provisions are intended to assure that both parties have every opportunity to achieve the intended benefits of this Tolling Contract, but to provide an orderly process for contract termination if necessary.

     Hydro will have the right at all times to inspect product and the production process and to offer technical assistance and advice. Hydro shall notify the Company as promptly as possible and in any event within 10 days of discovery of any substandard product or other failure of performance by the Company. If for any period exceeding 90 days more than 4% of the Company's production fails to meet the specifications and/or production schedules required hereunder, then Hydro shall undertake in good faith to provide technical assistance and advice and to propose changes in the Company's production techniques in order to enable performance by the Company of its obligations hereunder. A reasonable time shall be allowed for the good faith efforts of Hydro to provide such advice and of the Company to implement changes proposed by Hydro. Hydro shall give written notice to the Company at such time as it believes that a reasonable time has elapsed for such good faith efforts by Hydro and the Company. If more than 4% of the Company's production fails to meet the specifications and/or production schedules required hereunder for an additional 90 days following such notice by Hydro, then Hydro may terminate this Tolling Contract on 120 days notice. Such remedy shall be in addition to, and not in lieu of, all other remedies as Hydro may have at law or in equity for any breach or default by the Company under this Tolling Contract, including the recovery by Hydro of its cost of settling Hydro's position on LME forward contracts based on this Agreement, and Hydro shall not be required to make an election with respect to its remedies for any such breach or default by the Company. During the termination period, production will be maintained at the maximum level necessary or possible to work off inventories of raw materials while permitting an orderly transfer or closure of operations at the end of the period.

     If by reason of force majeure, performance by a party of its obligations hereunder is substantially impaired for a period which is reasonably expected to continue for more than 180 days, then the other party may by 30 days prior written notice, terminate this Agreement.

     13. Facility Maintenance and Insurance. At all times, the Company will maintain the smelter and all ancillary loading and unloading facilities in first class operating condition. The Company will maintain all-risk casualty insurance in amounts sufficient to repair or replace any facilities damaged in an insured loss, and comprehensive general liability insurance covering liability for personal injury, death or property damage, with policy limits of not less than $____________ per occurrence and $____________ total liability. All such policies shall name Hydro as an insured, to the extent of its insurable interests, shall provide that the insurer may not cancel or refuse to renew such policies without providing Hydro 30 days' prior written notice thereof and shall be in form and substance reasonably satisfactory to Hydro.

     Hydro will certify to the Company's insurance underwriter on request and from time to time the amount and provisions of its product liability insurance coverage applicable to products manufactured by the Company. On request by the Company, and to the extent permitted by Hydro's insurers, Hydro agrees to name the Company as an additional insured on such insurance, the additional premium, if any, to be paid by the Company.

         14. Technology. Hydro agrees to make its expertise and technical assistance available to the Company in order to optimize and upgrade its Soederberg potlines, upon such terms as the parties may mutually agree. Hydro also agrees to discuss its possible participation in the improvement and expansion of the Company's casthouse. At the request of the Company within two years after the date hereof, Hydro will cause an engineering audit of the Company's Soederberg potlines to be performed at no charge to the Company.

     15. Ownership of Aluminum and Alumina; Insurance.

          (a) Title to all inventories of alumina and title to all aluminum metal delivered from the casthouse within the scope of this Tolling Contract will at all times remain vested in Hydro and not in the Company, and the Company shall use and process such alumina in strict accordance with the provisions of
Section 1 hereof. All work-in-process, including molten aluminum not yet delivered from the casthouse, will belong to the Company and not to Hydro. The Company shall have title to all residue and slag, including dross, resulting from conversion of the alumina and all conversion process by-products of the alumina, and the Company shall process, recycle or dispose of the same in accordance with all applicable laws.

          (b) Subject to paragraph 15, the Company covenants that all alumina delivered by Hydro pursuant to this agreement that has not been converted into aluminum and all converted aluminum (except molten aluminum in pots) that has been produced f or Hydro's account shall be at all times free and clear of any lien, charge or encumbrance of any nature whatsoever excluding only those in favor of persons other than the Company created by Hydro and that, upon request by Hydro following the occurrence of a default by the Company as defined below, it will surrender all such alumina or converted aluminum and alumina subject to paragraph 12, to Hydro.

          (c) Solely in order to protect Hydro's property interest in all alumina and all converted aluminum to which this Agreement relates against any claim made in respect thereof by a creditor of the Company or others claiming through the Company, the Company grants Hydro a security interest in all of the Company's right, title and interest in alumina delivered by Hydro (whether at the Company's unloading facilities or at the smelter) and in finished aluminum goods now and hereafter produced for Hydro's account in the Company's possession, whether located at the Company's address set forth herein or elsewhere, and all proceeds thereof (the "Collateral"), to secure performance of all obligations of the Company to Hydro arising out of the preceding subparagraph, which security interest shall be prior to all other security interests in the Collateral. The following shall constitute defaults by the Company under this security agreement:

               (i) If the Company shall (A) be generally not paying its debts as they become due, or (B) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or (C) file any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceeding, or (D) seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Company or of all or any substantial part of its properties or, (E) take corporate action for the purpose of any of the foregoing, or (F) if without the consent or acquiescence of the Company, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization, or any other petition seeking any reorganization, arrangement, competition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or (G) if, without the consent or acquiescence of the Company, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company;

               (ii) The Company's demonstrated and continuing inability pursuant to paragraph 12 to deliver finished aluminum goods to Hydro in the quantities and quality required under this Agreement, when called for by the terms hereof;
                                       9

               (iii) Breach by the Company of a material obligation under this Agreement; or

               (iv) Any assertion of any right in the Collateral by any other creditor.

     In the event of a default under this provision, Hydro shall immediately have the rights of a secured party after default under a security agreement, and the Company agrees to pay reasonable attorneys' fees and legal expenses incurred by Hydro in enforcing such rights. The exercise by Hydro of its rights set forth in this subparagraph 14(c) shall be solely for the purpose of protecting its property interest in alumina and converted aluminum and shall not effect a termination of this Agreement nor alter the rights and obligations of the parties under paragraph 12 or any other provision hereof.

          (d) The Company agrees that it shall execute and deliver to Hydro such financing or continuation statements as Hydro may request evidencing the Company's status as consignee with respect to alumina delivered by Hydro and with respect to finished aluminum held for the account of Hydro and with respect to finished aluminum held for the account of Hydro, and evidencing Hydro's status as a secured party with respect to the Collateral. Hydro may, at its expense, record any such financing or continuation statements. The Company shall deliver to Hydro any negotiable document of title received for alumina or converted aluminum, title to which, in accordance with this paragraph 14 is in Hydro, forthwith upon the Company's receipt thereof.

          (e) Each party will maintain casualty insurance in amount and form desired to protect its interests in such inventory. Each party waives its right of subrogation against the other for matters which are or could be insured against pursuant to this subparagraph.

     16. Non-Payment. If for any reason other than the Company's failure of performance (and then only after notice to the Company and only to the extent of such non-performance) Hydro fails to deliver alumina to the Company or fails to pay the Company in accordance with paragraph 10, the Company shall be entitled to sell finished product to third parties in such quantities as may be necessary to compensate the Company for all tolling fees and other amounts earned and for the additional costs related to such non-delivery or non-payment. Such sales may be made only after 21 days actual notice or notice by certified mail to Hydro and shall be made in accordance with the Uniform Commercial Code. Hydro hereby grants to the Company a limited security interest in the aluminum inventories on hand from time to time for this purpose, which the Company may assign to its lenders.

     17. Force Majeure. Without limiting the Company's obligations set forth in the last sentence of paragraph 8, each party will be excused from performance hereunder as a result of an event of force majeure. Force majeure is defined as any event not reasonably within the control of a party, including but not limited to damage, destruction, or failure of the works or facilities required for performance of a party's obligation hereunder (other than as a result of the Company's breach of its obligations under Section 13), natural disasters, injunctions, and work stoppages whether lawful or not resulting from any labor dispute, but excluding changes in rates for electric power. Each party will promptly notify the other party of such an occurrence, and performance hereunder shall be suspended so long as any such event prevents such performance. Each party will maintain appropriate business interruption insurance to protect its interests. Nevertheless, each party will take all reasonable steps to maintain deliveries of alumina and production of aluminum and to overcome the effects of force majeure.

     In the event that a party invokes an event of force majeure hereunder on one or more occasions, the term of this Tolling Contract may be extended, at the option of the other party exercisable from time to time on or before the otherwise applicable expiration of the term hereof, for a period of time not in excess of the aggregate amount of time for which the party claimed to be excused from performance hereunder due to one or more events of force majeure.

     18. Economic Hardship. In the event that a party believes that its performance as agreed hereunder has been made impracticable by, or all or part of its capacity to perform has been affected by, the occurrence of a contingency the nonoccurrence of which was a basic assumption on which this Tolling Contract was made, such party may give written notice to the other, and the parties agree to meet to discuss a solution that will not unduly prejudice the rights of either party hereunder.

     19. Environmental Matters.

          (a) As used in this Tolling Contract, the following terms shall have the following meanings:

               (i) "Property" means the Goldendale Smelter near Goldendale, Washington, and related facilities, including an alumina unloading facility in Portland, Oregon.

               (ii) "Hazardous Materials" mean all chemicals, materials, substances or wastes (A) which are designated or defined, or included in any definition under any Environmental Law as a hazardous, dangerous or toxic substance, material or waste, or (B) the handling of, use of, disposal of or exposure to which is prohibited, limited or regulated by any Environmental Law.

               (iii) "Environmental Laws" means any and all applicable federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), permits, orders and other requirements of Governmental Agencies relating to the protection of human health or the environment.

               (iv) "Governmental Agency" means all federal, state and local administrative bodies with jurisdiction to promulgate or enforce Environmental Laws.

               (v) "Environmental Claims" means any and all claims (A) by any Governmental Agency for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Laws, and (B) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

               (vi) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into, from or upon any land or water or air, or otherwise entering into the environment.

          (b) Except as set forth on Exhibit F, the Company represents and warrants that, to the best of its knowledge:

               (i) It has obtained all permits, licenses and other authorizations required under all present Environmental Laws, except to the extent that failure to have any such permit, license or authorization would not have a material adverse effect on the business, financial condition or operations of the Company.

               (ii) It is in compliance with the terms and conditions of all such permits, license and authorizations, and is also in compliance with all applicable orders, decrees, judgments and injunctions, issued, entered, promulgated or approved under any present Environmental Laws, except to the extent that the failure to comply with such permits, licenses, authorizations, orders, decrees, judgments and injunctions would not have a material adverse effect on the business, financial condition or operations of the Company.

               (iii) It has not received any notice of any material Environmental Claims with respect to the conduct of the business. No Environmental Claims have been commenced or threatened alleging any material failure by the Company to comply with any present Environmental Laws with respect to the business.

               (iv) No lien or encumbrance has been created on any of the Property under any of the present Environmental Laws.

               (v) No Environmental Claims are pending or threatened regarding the presence of any Hazardous Materials at, on or under the Property.

          (c) The Company covenants and agrees as follows:

               (i) The Company will (A) comply with all Environmental Laws applicable to the ownership or use of the Property and with all Environmental Laws applicable to its activities or use of or with respect to the Property, (B) cause all tenants and other persons occupying the Property to comply with all Environmental Laws, (C) promptly pay or cause to be paid all reasonable costs and expenses incurred in providing for such compliance with Environmental Laws, and (D) keep or cause the Property to be kept free and clear of any liens imposed thereon pursuant to any Environmental Laws.

               (ii) The Company shall maintain and no less than annually review, and if necessary revise, the Company's corporate environmental policy and environmental compliance program. Upon Hydro's reasonable request, and subject to a confidentiality agreement, the Company shall provide Hydro with copies of: the Company's corporate environmental policy; the Company's environmental compliance program; compliance audit results; documentation of actions to correct any material noncompliance; a list of all off-site locations to which Hazardous Materials were shipped from the Property for purposes of treatment, storage or disposal ("Off-Site Locations"), and status report regarding all Environmental Claims, if any, resulting from activities either at the Property or at Off-Site Locations. Such information shall be gathered at the Company's sole cost and expense. If the Company fails to deliver to Hydro such information within 60 days after being requested to do so by Hydro pursuant to this Section, Hydro may obtain the same at the Company's cost, and the Company hereby grants to Hydro and its agents access to the Property and specifically grants to Hydro an irrevocable non-exclusive license, subject to the rights of tenants, to obtain such information and undertake the preparation of such report, and the reasonable cost of such report will be payable by the Company on demand.

               (iii) The Company will promptly advise Hydro in writing upon learning of any of the following: (i) any pending or threatened Environmental Claim against the Company or any part of the Property; (ii) any condition or occurrence on the Property or an Off-Site Location that, to the best of the Company's knowledge may result in material noncompliance by the Company with any applicable Environmental Law or could reasonably be anticipated to form the basis of an Environmental Claim against the Company or the Property. Each such notice shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and, if applicable or as to the Property, the Company's response thereto. In addition, the Company will provide Hydro with copies of all material communications to or from the Company and any Governmental Agency relating to Environmental Laws or any other person or entity relating to Environmental Claims, as may reasonably be requested by Hydro.

               (iv) Notwithstanding the foregoing provisions of subsections
(c)(ii) and (c)(iii), the Company shall not be required to include in such written report or notice (A) any portions of documents, materials or information that would disclose confidential communications made for the purpose of facilitating the rendition of professional legal services to the Company and that would constitute an attorney-client privileged communication ("Attorney-Client Privileged Communications"), (B) any portions of documents, materials or information that were prepared in anticipation of litigation or for trial by the Company's attorneys and that would constitute attorney work product ("Attorney

Work Product Materials"), or (C) any environmental audit report, as defined in
Section 468.963(6)(b) of the Oregon Revised Statutes, or any portion thereof, to the extent it is privileged under Section 468.963 of the Oregon Revised Statutes or any comparable federal or state statute or rule ("Environmental Audit Report"); provided, however, that the Company shall disclose all of the information described in subsections (c)(ii) and (c)(iii) hereof ("Environmental Information") in the written report or notice to Hydro, even if part or all of such underlying Environmental Information is also included in an Attorney-Client Privileged Communication, Attorney Work Product Materials, or an Environmental Audit Report, although the Company need not disclose the Attorney-Client Privileged Communication, the Attorney Work Product Materials, or the Environmental Audit Report themselves. The provision of underlying Environmental Information pursuant to this Tolling Contract is not intended, and shall not be construed, to constitute a waiver, express or implied, of the attorney-client privilege, the attorney work product doctrine or the Environmental Audit Report privilege.

               (v) Hydro shall have the right but not the obligation to participate in, as a party if it so elects, any legal proceeding or action initiated in connection with any material Environmental Claim. Without Hydro's prior knowledge thereof, the Company shall not enter into any material settlement, consent or compromise with respect to any Environmental Claim that might materially interfere with the performance of this Tolling Contract; provided, however, that Hydro's prior knowledge shall not be necessary for the Company to take any removal or remedial action if ordered by a court of competent jurisdiction or any Governmental Agency or if the presence of Hazardous Materials at the Property poses an immediate significant threat to the health, safety or welfare of any individual or otherwise requires an immediate removal or remedial response or if the Company reasonably believes that immediate action will mitigate or reduce further liability.

               (vi) Without expense to Hydro, the Company will conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from the Property which must be so removed or cleaned up in accordance with the requirements of any applicable Environmental Laws, to the reasonable satisfaction of each Governmental Agency having jurisdiction in the matter, and in accordance with all such requirements and with orders and directives of each Governmental Agency having jurisdiction in the matter.

          (d) The Company agrees to defend (with attorneys reasonably satisfactory to Hydro), protect, indemnify and hold harmless Hydro and its respective officers, directors, employees, attorneys and agents from and against any and all liabilities, obligations, losses, damages, penalties, assessments, actions, judgments, suits, claims and expenses (including but not limited to reasonable attorneys' and consultants, fees and disbursements and the costs of investigations, repairs, cleanup, removal, detoxification, closure and other remedial actions) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against any of them directly or indirectly based on, or arising or resulting from or out of (i) the actual or alleged presence of Hazardous Materials on the Property or any Off-

Site Locations, in any quantity or manner in violation of Environmental Laws, and the removal, handling, transportation, disposal or storage of such Hazardous Materials, whether or not such presence, removal, handling, transportation, disposal or storage was caused by the Company and whether or not the Company has any knowledge thereof, except to the extent that such violations of Environmental Laws and/or liability for the presence, removal, handling, transportation, disposal or storage of Hazardous Materials was caused by Hydro or any agent acting on behalf of Hydro, (ii) any Environmental Claim with respect to the Property, (iii) any failure or refusal by the Company comply with paragraph (c) of this Section, (iv) the failure of any of the representations and warranties contained in paragraph (b) hereof to be true and complete in all materials respects, and (v) the exercise and enforcement of Hydro's rights under this Agreement (collectively, the "Indemnified Matters"), regardless of when such Indemnified Matters arise.

          (e) The Company and Hydro intend that Hydro shall have the non-exclusive benefit of the environmental indemnities to which the Company may be entitled, including such indemnities as may be available to the Company under its contracts with predecessor owners of all or part of the Property. To the extent that its indemnity is unenforceable because it violates any law or public policy, the Company agrees on a joint and several basis to it is permitted to contribute and satisfaction of all contribute the maximum portion that under applicable law to the payment Indemnified Matters.

          (f) The Company agrees to reimburse Hydro for all reasonable sums paid and costs, losses and expense reasonably incurred by Hydro as a direct result of any Indemnified Matter, within 60 business days following written demand therefor, with interest thereon if not paid within such 60-business day period.

     20. Arbitration of Disputes.

          (a) Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order or preliminary injunction to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, any dispute arising under this Tolling Contract shall be resolved through a mediation-arbitration approach. The parties agree to first try to resolve the dispute informally with the help of a mutually agreed-upon mediator. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree, upon the written demand of either party, to submit their dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

          (b) The arbitration may be conducted by one impartial arbitrator by mutual agreement or by three arbitrators if the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration. All arbitrators are to be selected from a panel of candidates having a background or training in the production, distribution or marketing of aluminum. The arbitrator or arbitrators shall determine the place or places of arbitration having due regard for the convenience of the parties and witnesses and the location of records.

          (c) Upon request of a party, the arbitrators shall have the authority to permit discovery to the extent they deem appropriate. A court reporter shall record the arbitration hearing and the reporter's transcript shall be the official transcript of the proceeding. The arbitrators shall have no power to add or detract from the agreements of the parties and may not make any ruling or award that does not conform to the terms and conditions of this Agreement. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages. The arbitrators shall specify the basis for any damage award and the types of damages awarded. The decision of the arbitrators shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party.

          (d) The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrators shall for good cause determine otherwise.

     21. Right of First Offer.

          (a) During the year prior to the final year of the term of this Tolling Contract, the Company and Hydro agree to negotiate in good faith with respect to a renewal of this Tolling Contract or a new tolling contract in replacement of this Tolling Contract.

          (b) The Company agrees that, during the term of this Agreement and for a period of 180 days thereafter, if the Company wishes to seek a proposal to operate the production capacity of the Company's Goldendale facilities for a third party after the term of this Tolling Contract, the Company shall first notify Hydro of the terms and conditions it wishes to obtain in such proposal. Hydro shall have 45 days following its receipt of the Company's notice to submit a proposal to the Company. In the event that Hydro does not submit such a proposal to the Company within such 45-day period, then the Company shall be free to seek such proposals from third parties. In the event that the Company receives a proposal that is materially less favorable to the Company than the proposal originally requested by the Company from Hydro, then the Company shall not accept such proposal without first giving Hydro written notice of such proposal; for a period of 30 days following such notice Hydro shall have the right to evaluate any proposal and decide whether to match said proposal. If Hydro does not match the proposal within this time, then the Company shall be free to immediately proceed with the proposal and begin producing aluminum under the terms of said proposal. If, after meeting the requirements of this paragraph
(b), the Company accepts a proposal to operate the production capacity of the Company's Goldendale facilities for a third party after the term of this Tolling Contract, the Company shall have no further obligations to Hydro under this paragraph (b).

          (c) During the term of this Tolling Contract, Hydro shall have the right, but not the obligation, to use any increase in production capacity at the facilities for tolling Hydro's alumina under this Tolling Contract. The Company shall allow Hydro 30 days to evaluate whether to use such increase in production capacity. If Hydro does not elect to use such increased capacity under the same terms as this Tolling Contract, then the Company agrees to negotiate with Hydro in good faith on the terms for using such increased capacity to toll Hydro's alumina.

          (d) If the Company elects to operate production capacity for its own account following the expiration of the term of this Tolling Contract, the Company will grant Hydro the right to make a first offer to supply alumina at market prices for such operations. Hydro shall have 30 calendar days to exercise such right of first offer.

     22. Compliance with Laws. The Company agrees to operate the smelter and all ancillary loading and unloading facilities in compliance with all United States, state and local laws, including without limitation all laws relating to environmental protection, pollution or contamination.

     23. Taxes. In the event of any change after the date hereof in any taxes imposed on or related to the production or storage of raw materials and finished products under this Tolling Contract, the parties agree to meet to discuss a solution that will not unduly prejudice the rights of either party hereunder or with respect to a possible contest of such taxes.

     24. Assignment. No party may assign its interest in this agreement without the consent of each other party, except that Hydro may assign this agreement to wholly-owned subsidiaries, to Norsk Hydro a.s., and to subsidiaries of Norsk Hydro a.s. No assignment hereunder (other than a collateral assignment), even if consented to by the non-assigning parties, shall be effective until the assigning party has presented to the nonassigning parties an executed instrument by which the proposed assignee commits to assume all of the assigning party's obligations under this Agreement.

     25. Choice of Law, Currency. This Agreement shall be governed by the laws of the United States of American and the State of Washington, applicable to agreements formed in and to be performed entirely within that state. Without limiting the foregoing, it is acknowledged and agreed by the parties that this Agreement shall not be construed under or governed by the United Nations Convention on Contracts for the International Sale of Goods, or by any other international convention or treaty, without regard to whether such convention or treaty has been adopted or ratified by either or both the United States of American and Norway. All monetary transactions hereunder shall be in United States currency.

     26. Captions and Counterparts. Paragraph captions are for convenience and are not part of the substance of this document. This Agreement may be executed in counterparts.

     27. Notice. Any notice required by this document shall be given to the addresses shown an Exhibit G. Upon giving the other party hereto 10 days prior written notice, any party may amend Exhibit G at any time to reflect an address change. Any notice to be given pursuant to this Agreement may be effected by transmitting it by telephone, telex, telecopy of other means of electronic communication, followed by a prompt written confirmation to the relevant party at the address set forth in Exhibit G. Alternatively, notice may be effected by transmitting a letter by first class mail, postage prepaid, addressed to the relevant party at the address set forth in Exhibit G. All notices that are given by telephone or other means of electronic communication pursuant to this provision shall be deemed effective upon receipt, contingent upon prompt written confirmation in accordance with this provision. All notices that are given only by mail shall be deemed effective upon the fifth day after mailing.

     28. Waivers. The failure of either party to insist on strict performance of all of the terms and conditions of this Agreement on one or more occasions shall not constitute a waiver of any of such terms and conditions on any subsequent occasion, or a waiver of any other terms or conditions of this Agreement.

     29. Other Agreements. This Agreement establishes the fundamental understanding and legal obligation of the parties. In the ordinary course of business, the parties have made and intend to make agreements with respect to production scheduling, forward sales, special orders, product upcharges and similar matters, which agreements (a) may be oral or in a formal or informal writing, (b) shall be enforceable according to their terms, and (c) shall be subject to arbitration under this Agreement in case of dispute.

     Dated this 22nd day of May, 1996.

HYDRO ALUMINUM LOUISVILLE, INC.         GOLDENDALE ALUMINUM COMPANY



By  LARS NARVESTAD                      By  BRETT WILCOX
    -------------------------------         -----------------------------------
    Lars Narvestad                          Brett Wilcox
    General Manager                         Chairman

                                    EXHIBIT A

                              SHIPPING REQUIREMENTS


     1. All vessels shall be single-deck, self-trimming bulk carriers, geared or gearless, suitable for vacuum discharge, and clean of deleterious substances which are likely to contaminate alumina.

     2. If alumina is stored in any compartments inaccessible to equipment customarily used for unloading, additional costs shall be borne by Hydro.

     3. The crew of the vessel shall perform the opening and closing of hatches, permit the use of the vessels, winches and other gear, as fitted, provide experienced winch operators, if permitted by local regulations, promptly shift the vessel as required to and from the discharging pier, permit and support 24-hour unloading, provide electricity, night lighting and other power, as onboard, and cover open hatches as required to protect against inclement weather, all at no charge to the Company.

     4. Each hold shall be completely unloaded in sequence without the need for returning to remove additional material from a hold already worked and without the need for double shifting of the vessel, any barge, or unloading equipment, always at the master's discretion and subject to the vessel's strength. In the event that more than one shifting or warping for each hold shall be required due to the vessel's inability to unload the holds in sequence as aforesaid, such additional time shall not be counted as laytime.

     5. The vessel shall allow barges to come alongside for offloading, provided that the vessel shall not be responsible for loss of/or any damage to such barges, except when due to negligence by the vessel's crew or owners. All mooring lines, proper fendering and other requirements for barges to safely moor alongside the vessel shall be for the receiver's time, risk and account.

     6. Vessels are to be shovel cleaned by the Company upon completion of discharge, but the Company will not be required to broom sweep or to wash hold, which work is the responsibility of the vessel's crews.

     7. The vessel shall be scheduled to remain at the berth for sufficient time to permit the unloading of the cargo at the rate of 6,000 tons per weather-working day of 24 consecutive hours, Sundays and holidays included and excluding vessel make-ready time.

     8. The master of each vessel will radio both the Company and the Company's agent at Portland of his expected time and date of arrival, as follows:

          a. 10 days

          b. 72 hours

          c. 48 hours

          d. 24 hours, prior to the arrival of the vessel.

     9. Notice of readiness may be tendered to the agent or receiver at any hour, day or night, Saturdays, Sundays and holidays included, whether in berth or not, after the vessel is in free pratique and in all respects ready to discharge, and has arrived alongside the discharge berth. If the vessel cannot steam to the discharge port because of dock occupancy and vessel anchors in a safe location at the master's discretion, then notice of readiness may also be tendered from such anchorage. Laytime commences 12 hours after the notice of readiness has been tendered, whether the vessel is in berth or not, unless discharging sooner commenced, in which case only actual time use to count. Steaming time from anchorage to the discharge berth shall not count as laytime, even if the vessel is already on demurrage. Any delay in opening an closing hatch covers shall not count as used laytime.

     10. All port disbursements for the account of the vessel and customary agency fees are to be paid by the vessel or by Hydro.

     11. Until further notice, the Company's agents are:

         Fritz Maritime Agency
         3601 NW Yeon, Suite 206
         Portland, Oregon  97210
         (503) 222-2847

     12. All notices required by this exhibit to the Company shall be sufficient if sent by letter, telegram, telex, facsimile, or radio to the agent and to the Company at the following addresses;

         Goldendale Reduction Plant         Portland Unloading Facility
         85 John Day Dam Road               2600 North River
         Goldendale, WA  98620              Portland, OR  97210
         Tel:  (509) 773-5811               Tel:  (503) 285-4621
                                            Fax:  (503) 286-4987

                                    EXHIBIT B

                      EXAMPLES OF PROFIT SHARE CALCULATIONS

Benchmark: Product: P1020; Price: Midwest Transaction Price; Payment terms: Net
           30 days from bill of lading.

1. U.S. and Canadian Customers:

Example 1.1 Product: 6063 billet

     Price: Midwest Transaction Price for the month prior to the month of shipment +*** cents/lb.
     Payment terms: Net 60 days from arrival at customer's plant


Profit Share                                         cents/lb.
------------                                         ---------

Premium for billet                                     ***

Less extra finance cost (45 days)                     (***) (LIBOR +2% at time
(Average transit time 15 days)                               of sale)

Less casting charge                                   (***)

Net premium for Profit Share:                          ***
         Hydro share                                   ***
         Company share                                 ***


Example 1.2 Product: 1070 Sheet Ingot

     Price: LME Cash Settlement two days prior to the third Wednesday (M=O) +
            $***/mt. (The $***/mt contains both the P1020 premium and sheet ingot premium; e.g., a P1020 premium of $*** plus a sheet ingot premium of $***). Period: first half of 1997 Payment terms: Cash against documents


Profit Share                                         USD/mt
------------                                         ------
Premium over LME                                     ***  (ca. *** cents/lb)

Plus saved finance cost (30 days)                    ***  (ca. *** cents/lb)
                                                          (LIBOR + 2% at time
                                                           of sale)


                                EXHIBIT B, con't

Less prevailing MW premium for
period in question at the time
the sale is made (e.g., 11 November 1996
for first half of 1997)                          (***)  (ca. *** cents/lb.)

Less casting charge                              (***)  (ca. *** cents/lb.)

Net premium for Profit Share                      ***   (ca. *** cents/lb.)
         Hydro share                              ***   (ca. *** cents/lb.)
         Company share                            ***   (ca. *** cents/lb.)

2. Export Customers (Other than U.S. and Canada):

Example 2.1 Product: 1070 Sheet Ingot

         Price: LME Cash Settlement two days prior to the third Wednesday (M=O) + $***/mt. (The $***/mt contains both the P1020 premium and sheet ingot premium; e.g., a P1020 premium of $*** plus a sheet ingot premium of $***,
         Period:  first half of 1997
         Payment terms:  Cash against documents


Profit Share                                         USD/mt
------------                                         ------
Premium over LME                                      ***    (ca. *** cents/lb)

Less prevailing CIF Main Port premium
for period in question in country of
sale at the time the sale is made
(e.g., 11 November 1996 for first
half of 1997)                                        (***)   (ca. *** cents/lb.)

(P1020 premium reflects the fact
that payment term is CAD)

Less casting charge                                  (***)   (ca. *** cents/lb.)

Net premium for Profit Share                          ***    (ca. *** cents/lb.)
         Hydro share                                  ***    (ca. *** cents/lb.)
         Company share                                ***    (ca. *** cents/lb.)


                                    EXHIBIT C

                               SCHEDULING CRITERIA


     Scheduling of Product Flow between the Company and Hydro shall be accomplished as outlined:

     1. Hydro shall be provided with a 120-day rolling forecast of hot and cast metal by the Company. The forecast will be updated monthly. Upon receiving the forecast, Hydro will establish a Product Mix Forecast.

     2. Hydro will provide the Company with a 120-day product requirement forecast, updated by the 15th of each month.

     3. The updated monthly forecast shall only be predicated on requirements excluding the first 45 days of the initial rolling forecast. No modifications may be made to the 45 days of production directly following the date of the updated forecast, except as provided in the contract.

     4. The Company reserves the right of refusal if requests for change do not abide by the capacity criteria as defined.

     5. The Company will provide Hydro with a detailed casting and delivery schedule following receipt of the monthly forecast.

     6. Shipping weights will be determined as per the Company's certified scales.

     7. Standard Company identification, packaging will be used, unless mutually agreed.

                                EXHIBIT C, con't

                                DELIVERY SCHEDULE

     Product shipping shall be accomplished as outlined:

     1. The Company shall deliver cast metal to Hydro free on truck/rail. Arrangements for transportation are to be provided by the Company, at the direction of Hydro, using Hydro-scheduled/ approved carriers. The Company will provide a traffic person on plant site to schedule/coordinate the shipments.

     2. The Company will assume responsibility for cleaning of trucks and railcars.

     3. Nominal loading rates shall be 1.4 million pounds/day (+/-2%). Shipping will be scheduled on a 5-day work week. It is agreed that Hydro will use its best efforts to maximize rail delivery.

     4. As higher than nominal loading rates may be required from time to time, it is agreed that the Company and Hydro will endeavor to accommodate these requirements at the lowest cost possible.

                                    EXHIBIT D

                             ALUMINA SPECIFICATIONS

   CHEMICAL                   CONTRACT               EXPECTED
SPECIFICATIONS             SPECIFICATIONS            TYPICAL
--------------             --------------            ---------

S1O2                       0.025% max                 0.015%

Fe2O3                      0.025% max                 0.015%

TiO2                       0.005% max                 0.001%

Na2O                       0.600% max                 0.45%

ZnO                        0.016% max                 Less than 0.010%

P2O5                       0.003% max                 Less than 0.003%

Al203 (on a dry basis)     98.3% minimum              98.7%

Loss on Ignition
   (300 - 1200 C)          1.2% max                   0.7%

Conventional Moisture
   (0 - 300 C)                                        0.7%

Grain Size
   (Minus 325 Tyler mesh)  12% max                    8

Grain Size
   (Minus 100 Tyler mesh)  7% max                     5-5.5

Specific Surface Area      40-90                      70
                           metres2/gram               metres2/gram

Bulk Density                                          0.98 Grams/
                                                      Cubic Cm.
                                                      Loose Packed

Attrition Index            30% maximum                N/A


                                    EXHIBIT E

                         SAMPLING, ANALYSIS AND WEIGHING

Sampling

     One sample of each shipment of alumina shall be taken in accordance with the sampling procedures applicable to the load port, which shall be in accordance with international practice. The Company shall have the right to have a representative present at such sampling at its own expense. Such sampling shall be deemed to be a representative sample of the alumina delivered in that shipment.

     The sample shall be divided into four portions. One portion shall be promptly dispatched to Hydro, one portion shall be promptly dispatched to the Company, one portion shall be used by the alumina producer for analysis, and Hydro shall ensure that one portion (the referee sample) shall be held by the alumina producer for 180 days after the date of the shipment, and then disposed of unless Hydro or the Company has requested in writing that it shall be retained for a longer period.

     The cost of sampling and dispatch to the Company shall be for the account of Hydro.

Analysis of Quality

     Hydro shall arrange for the alumina producer to analyze the sample retained at the load port for each shipment of alumina within five working days in accordance with the producer's relevant standard practice. Hydro shall send to the Company the results of such analysis (by cable, telex or fax transmission) within 10 days after departure from the port of loading. Hydro shall provide to the Company an original of the certificate of analysis stating the results of the analysis as early as practicable.

     If the analysis carried out by the producer shows that the sample analyzed conformed with the quality specifications, it will be presumed that the entire shipment from which the sample was taken conforms with such specifications.

     Within 30 days after receipt of the sample, the Company may notify Hydro that the alumina does not conform to the quality specifications. If the Company does not notify Hydro within this period, the alumina delivered shall be deemed to comply with such specifications.

     If the Company does notify Hydro within the period, Hydro shall advise the Company within 10 days after such notification is received whether or not Hydro agrees with the Company's analysis. If Hydro does not agree, the referee sample will be analyzed as soon as possible by Alcoa (the "Referee Laboratory"). The Referee Laboratory will analyze the referee sample in accordance with applicable standard analytical procedures for alumina analysis, and a copy of its analysis shall be made available to both the Company and Hydro. Such analysis shall be final and binding, and the quality of the alumina contained in the relevant shipment shall be deemed to be the same as that of the referee sample.

     The cost of any referee analysis will be borne by the party whose results differ most from those given by the Referee Laboratory.

Weight

     Delivery shall be based on the bill of lading weight of the alumina as determined by draft survey, carried out by a marine surveyor appointed by Hydro on the basis of the ship's displacement at the time of loading.

                                    EXHIBIT F

                            ENVIRONMENTAL EXCEPTIONS


                                [To be supplied.]

                                    EXHIBIT G

                                NOTICE PROVISION


     Any notices required to be provided to either party to this Agreement shall be given to the following persons at the addresses set forth below:

         The Company:                      Brett Wilcox, Chairman
                                           Goldendale Aluminum Company
                                           85 John Day Dam Road
                                           Goldendale, WA  98620

                                           Todd A. Bauman, Esquire
                                           Stoel Rives LLP
                                           700 NE Multnomah, Suite 950
                                           Portland, Oregon  97232

         Hydro:                            Harald Odegaard
                                           Hydro Aluminium a.s.
                                           Drammensveien 264
                                           N-1321 Stabekk
                                           Vaekero, Oslo, Norway

                                           Lars Narvestad,
                                           General Manager
                                           Hydro Aluminum Louisville, Inc.
                                           9400 Williamsburg Plaza
                                           Suite 120
                                           Louisville, Kentucky  40222


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